Exhibit 99.2

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO Bradley T. Howes Investor Relations Officer (248) 312-2000 FOR IMMEDIATE RELEASE
FLAGSTAR BANCORP, INC. CLOSES $400 MILLION PUBLIC EQUITY OFFERINGS AND AGREES TO SELL $474 MILLION OF NON-PERFORMING LOANS
Troy, Mich. (November 2, 2010) — Flagstar Bancorp, Inc. (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank, FSB, announced today that it has completed its previously announced $400 million public equity offerings, comprised of 115.7 million shares of common stock and 14.2 million shares of convertible preferred stock and which includes 5.7 million shares of common stock and 0.7 million shares of preferred stock issued pursuant to the underwriters’ over-allotment option. The public equity offerings resulted in aggregate net proceeds of approximately $385.8 million, after deducting underwriting fees and estimated offering expenses. The convertible preferred stock is subject to automatic conversion upon the receipt of stockholder vote to authorize additional shares of common stock. The public offerings were underwritten solely by J.P. Morgan Securities LLC.
The Company also announced that it had entered into an agreement to sell approximately $474 million of non-insured non-performing residential first mortgage loans and will reclassify up to an additional $86 million in residential non-performing loans as available for sale. The Company’s primary goal with respect to these transactions is to accelerate the disposition of non-performing assets.
With the non performing loan sale, the Company would reduce its total level of non-performing residential first mortgage loans by 71%, and a further reduction of 13% due to the reclassification the available for sale category, for a total reduction of 84%. The remaining $106 million in non-performing residential first mortgage loans are insured by either the FHA or VA.
If the transactions had occurred at September 30, 2010, the Company’s ratio of non-performing loans to total loans held for investment would have reduced to 5.20%, from 12.46%, and its ratio of non-performing assets would have reduced to 4.33%, from 8.25%.
“These transactions together enhance our capital position and dramatically reduce our total level of non-performing residential first mortgage loans,” said Flagstar President and CEO Joseph P. Campanelli. “Flagstar continues to strengthen its balance sheet as we position the Company for growth, and our transformation to a full-service super community bank is well under way.”
The Company expects to receive approximately $209 million, or 44% of book value before reserves, for the $474 million of non-performing loans. Approximately $133 million of reserves are already applied to the $474 million of non-performing loans. In aggregate, the Company expects a loss of approximately $132 million on the transaction, which is expected to close in the fourth quarter 2010. The Company also expects that the remaining $86 million in residential non-performing loans being transferred to available for sale will be similarly marked. J.P. Morgan Securities LLC acted as exclusive financial advisor to Flagstar on the non-performing loan sale.
Flagstar Bancorp, with $13.8 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At September 30, 2010, Flagstar operated 162 banking centers in Michigan, Indiana and Georgia and 27 home loan centers in 13 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties, including but not limited to the risk that, because of business, economic or market conditions or for any other reasons within or outside of the Company’s discretion, stockholders do not provide the requisite approvals. In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in reports filed by the Company with the SEC. The Company cautions that the foregoing risks and uncertainties are not exclusive.